The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement, the GEARS Strategies product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion PRELIMINARY PRICING SUPPLEMENT Dated January 4, 2019 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-225551 (To Prospectus dated October 31, 2018)

UBS AG $n Capped In-Leverage Securities
Linked to the Relevant Nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract due on or about December 20, 2022

Investment Description

UBS AG Capped In-Leverage Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the relevant nearby NYMEX-traded Light Sweet Crude Oil (WTI) futures contract (the “underlying asset”). The amount you receive at maturity will be based on the direction and extent of change in the official settlement price of the underlying asset from the initial price, which is the official settlement price of the underlying asset on January 3, 2019, to the final price (the “underlying performance factor”) and whether the final price is less than 85% of the initial price (the “downside threshold”). The “final price” will be the arithmetic average of the official settlement price on each of the “averaging dates”, which are the dates specified under “— Key Dates” below. If the final price is equal to or greater than the downside threshold of 85% of the initial price, UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the lesser of (a) the product of (i) the underlying performance factor minus the adjustment factor of 0.85 multiplied by (ii) the upside gearing of 1.15 and (b) the maximum gain of 46.00%. If, however, the final price is less than the downside threshold of 85% of the initial price, UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the downside gearing of 1.6667 multiplied by the percentage that the final price is less than the downside threshold of 85% of the initial price and, in extreme situations, you could lose all of your initial investment. In this scenario, due to the downside gearing of 1.6667, your percentage loss on the Securities may exceed the percentage decline in the underlying asset from the initial price to the final price, but in no event will the payment at maturity be less than $0.00. If the underlying asset declines by 75% or more from the initial price to the final price, you will lose all of your initial investment in the Securities.Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features
[_] Exposure to Performance of the Underlying Asset up to the Maximum Gain: At maturity, if the final price is equal to or greater than the downside threshold of 85% of the initial price, the Securities provide exposure to any positive increase in excess of the downside threshold at the upside gearing of 1.15, up to the maximum gain of 46.00%.
[_] Contingent Repayment of Principal at Maturity with Accelerated Full Downside Market Exposure: If the final price is less than the 85% of the initial price, at maturity, UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the downside gearing of 1.6667 multiplied by the percentage that the final price is less than the downside threshold of 85% of the initial price and, in extreme situations, you could lose all of your initial investment. In this scenario, due to the downside gearing of 1.6667, your percentage loss on the Securities may exceed the percentage decline in the underlying asset from the initial price to the final price, but in no event will the payment at maturity be less than $0.00. If the underlying asset declines by 75% or more from the initial price to the final price, you will lose all of your initial investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.
Key Dates*
Strike Date	January 3, 2019
Trade Date	January 4, 2019
Settlement Date	January 8, 2019
Averaging Dates	September 15, 2022, October 17, 2022, November 16, 2022 and December 15, 2022
Maturity Date	December 20, 2022
* Expected. See page 2 for additional details.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have accelerated downside market risk relative to that of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Considerations Relating to Indexed Securities” beginning on page 52 of the accompanying prospectus before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These preliminary terms relate to the Securities. The initial price is the official settlement price of the underlying asset on January 3, 2019 and the maximum gain, maximum payment at maturity, downside threshold, downside gearing and upside gearing were all determined on January 3, 2019. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity”. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Maximum Gain	Maximum Payment at Maturity	Initial Price	Downside Threshold	Upside Gearing	Downside Gearing	CUSIP	ISIN
Relevant Nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract	CL1	46.00%	$14.60 per Security	$47.09	$40.03, which is 85% of the initial price	1.15	1.6667	90281B817	US90281B8173

The estimated initial value of the Securities as of the trade date is expected to be between $9.30 and $9.60. The range of the estimated initial value of the Securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 herein.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Relevant Nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract	$n	$10.000	$n	$0.075	$n	$9.925

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus), with the Securities and Exchange Commission (the “SEC”), for the Securities to which this document relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain that document without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Securities” refer to the Capped In-Leverage Securities that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018.

This document, together with the document listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and under “Considerations Relating to Indexed Securities” beginning on page 52 of the accompany prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

If there is any inconsistency between the terms of the Securities described in the accompanying prospectus and this document, the terms in this document will govern.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have accelerated downside market risk relative to that of an investment in the underlying asset.
♦	You understand and accept that you will be exposed on an accelerated basis to the market risk of the underlying asset if the final price is less than the downside threshold (85% of the initial price) and that you will lose all of your initial investment if the final price is less than the initial price by 75%.
♦	You believe that the final price will be greater than the downside threshold (85% of the initial price) and that the percentage of appreciation is unlikely to exceed the maximum gain of 46.00%.
♦	You understand and accept that your potential return is limited to the maximum gain of 46.00% and you would be willing to invest in the Securities based on such maximum gain.
♦	You would be willing to invest in the Securities based on the upside gearing of 1.15, the downside threshold of 85% and the downside gearing of 1.6667.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying asset.
♦	You are willing to accept that the final price will be the arithmetic average of the official settlement price of the underlying asset on each of the averaging dates, and that the final price of the underlying asset may therefore be less than its official settlement price at or near maturity.
♦	You do not seek current income from your investment.
♦	You understand and are willing to accept the risks associated with commodity futures contracts generally and the relevant nearby NYMEX-traded light sweet crude oil (WTI) futures contract specifically.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal.
♦	You cannot tolerate a loss of some or all of your initial investment or are unwilling to make an investment that may have accelerated downside market risk relative to that of an investment in the underlying asset.
♦	You do not understand or are unwilling to accept that you will be exposed on an accelerated basis to the market risk of the underlying asset if the final price is less than the downside threshold (85% of the initial price) or that you will lose all of your initial investment if the final price is less than the initial price by 75%.
♦	You believe that the official settlement price of the underlying asset will decline during the term of the Securities and that the final price is likely to be less than the downside threshold (85% of the initial price), or you believe that the price of the underlying asset will appreciate over the term of the Securities by more than the maximum gain of 46.00%.
♦	You seek an investment that has unlimited return potential without a cap on appreciation, or you would be unwilling to invest in the Securities based on the maximum gain of 46.00%.
♦	You would be unwilling to invest in the Securities based on the upside gearing of 1.15, the downside threshold of 85% or the downside gearing of 1.6667.
♦	You do not understand or are not willing to accept the risks associated with commodity futures contracts generally and the relevant nearby NYMEX-traded light sweet crude oil (WTI) futures contracts specifically.
♦	You are unwilling to accept that the final price will be the arithmetic average of the official settlement price of the underlying asset on each of the averaging dates, or that the final price of the underlying asset may therefore be less than its official settlement price at or near maturity.
♦	You seek current income from your investment.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review “Key Risks” herein and “Considerations Relating to the Indexed Securities” in the accompanying prospectus for risks related to an investment in the Securities.

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Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$10 per Security, subject to a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.
Term	Approximately 4 years.
Underlying Asset	The securities are linked to the official U.S. dollar settlement price of Light Sweet Crude Oil (WTI) (expressed in dollars per barrel) for the relevant first nearby Light Sweet Crude Oil (WTI) Futures Contract, as traded on the New York Mercantile Exchange (“NYMEX”) and displayed on Bloomberg Professional® service (“Bloomberg”) under the symbol “CL1” <Comdty>, provided, however, that if an averaging date (including the final averaging date), due to a disruption event or otherwise, falls on or after the trading day prior to the first notice date for delivery of Light Sweet Crude Oil (WTI) under such futures contract or on or after the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used.
Maximum Gain & Maximum Payment at Maturity	The maximum gain is 46.00%, which results in a maximum payment at maturity of $14.60 per Security.
Upside Gearing	1.15.
Adjustment Factor	0.85, which is equal to the quotient of the downside threshold divided by the initial price.
Underlying Performance Factor	The quotient of the following formula: Final Price Initial Price
Initial Price(1)	The official settlement price of the underlying asset on January 3, 2019, as indicated on the cover hereof. The initial price is not the official settlement price of the underlying asset on the trade date.

Final Price(1)	The arithmetic average of the official settlement price of the underlying asset on each of the averaging dates, which are indicated below and on the cover hereof.
Averaging Dates	September 15, 2022, October 17, 2022, November 16, 2022 and December 15, 2022, subject to postponement as descried under “Market Disruption Events” herein. We refer to December 15, 2022 as the “final averaging date”.
Payment at Maturity (per Security)

If the final price is equal to or greater than the downside threshold (85% of the initial price), UBS will pay you cash payment equal to:

$10 × (1 + the lesser of (a) [(Underlying Performance Factor – Adjustment Factor of 0.85) x Upside Gearing of 1.15] and (b) Maximum Gain of 46.00%)

If the final price is less than the downside threshold (85% of the initial price), UBS will pay you a cash payment that is less than your principal amount, equal to:

$10 × the greater of (a) [1 - (Adjustment Factor of 0.85 – Underlying Performance Factor) x Downside gearing of 1.6667] and (b) $0.00

In this scenario, you will suffer a percentage loss on your initial investment equal to the downside gearing of 1.6667 multiplied by the percentage that the final price is less than the initial price in excess of 15% and, in extreme situations, you could lose all of your initial investment. Due to the downside gearing of 1.6667, your percentage loss on the Securities may exceed the percentage decline in the underlying asset from the initial price to the final price. In no event will the payment at maturity be less than $0.00.

Downside Threshold(1)	A specified price of the underlying asset that is less than the initial price, equal to 85% of the initial price, as indicated on the cover hereof.
Downside Gearing	1.6667

(1) As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “Market Disruption Events” and “Permanent Disruption Events; Alternate Method of Calculation” herein.

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Investment Timeline

Trade Date	The initial price is observed and the final terms of the Securities are set on January 3, 2019.
↓
Averaging Dates	The official settlement price of the underlying asset is observed on each averaging date.
↓
Maturity Date

The final price and the underlying performance factor are calculated based on the official settlement price of the underlying asset on each averaging date.

If the final price is equal to or greater than the downside threshold (85% of the initial price), UBS will pay you cash payment equal to:

$10 × (1 + the lesser of (a) [(Underlying Performance Factor – Adjustment Factor of 0.85) x Upside Gearing of 1.15] and (b) Maximum Gain of 46.00%)

If the final price is less than the downside threshold (85% of the initial price), UBS will pay you a cash payment that is less than your principal amount, equal to:

$10 × the greater of (a) [1 - (Adjustment Factor of 0.85 – Underlying Performance Factor) x Downside gearing of 1.6667] and (b) $0.00

In this scenario, you will suffer a percentage loss on your initial investment equal to the downside gearing of 1.6667 multiplied by the percentage that the final price is less than the initial price in excess of 15% and, in extreme situations, you could lose all of your initial investment. Due to the downside gearing of 1.6667, your percentage loss on the Securities may exceed the percentage decline in the underlying asset from the initial price to the final price. In no event will the payment at maturity be less than $0.00.

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

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Key Risks

An investment in the Securities involves significant risks. Some of the key risks that apply to the Securities are summarized here, but we urge you to read the additional explanation of risks relating to the Securities generally in the “Considerations Relating to Indexed Securities” section of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. If the final price is less than the downside threshold (85% of the initial price), you will lose a percentage of your principal amount equal to the downside gearing of 1.6667 multiplied by the percentage that the final price is less than the initial price in excess of 15%. For example, if the downside threshold is 85% of the initial price and the final price is 75% of the initial price, you would lose approximately 16.667% of your initial investment, which is greater than the 10.00% additional decline in the official settlement price of the underlying asset from the downside threshold, but less than the 25.00% total decline from the initial price. However, due to the downside gearing of 1.6667, your percentage loss on the Securities may exceed the percentage decline in the underlying asset from the initial price to the final price. For example, if the final price were instead 30% of the initial price, you would lose approximately 91.67% of your initial investment, which is greater than the 70.00% total decline from the initial price. If the underlying asset declines by 75% or more from the initial price to the final price, you will lose all of your initial investment in the Securities, but in no event will the payment at maturity be less than $0.00.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the official settlement price of the underlying asset at that time is equal to or greater than the downside threshold (equal to 85% of the initial price).
♦	The participation in the performance of the underlying asset and upside gearing apply only at maturity — You should be willing to hold your Securities to maturity. At maturity, if the final price is equal to or greater than the downside threshold of 85% of the initial price, the Securities provide leveraged exposure to the underlying performance factor at the upside gearing of 1.15, up to the maximum gain of 46.00%. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside gearing of 1.15 and the percentage return you realize may be less than the product of (a)(i) the then-current underlying performance factor minus (ii) the adjustment factor of 0.85 multiplied by (b) the upside gearing of 1.15, even if such return is positive and does not exceed the maximum gain of 46.00%. You can receive the full benefit of participation in the performance of the underlying asset and the upside gearing, subject to the maximum gain of 46.00%, only if you hold your Securities to maturity.
♦	Your potential return on the Securities is limited to the maximum gain of 46.00% — The return potential of the Securities is limited to the maximum gain of 46.00%. Therefore, you will not benefit from any performance of the underlying asset that, when multiplied by the upside gearing, provides a percentage return on your initial investment exceeding the maximum gain of 46.00%, and your return may be less than that of a direct investment in the underlying asset.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.
♦	Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility" refers to the frequency and magnitude of changes in the price of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the final price of the underlying asset could be less than the downside threshold (85% of the initial price) and, as a consequence, indicates an increased risk of loss. However, the underlying asset's volatility can change significantly over the term of the Securities and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose some or all of your initial investment.
♦	The amount payable on the Securities is not linked to the level of the underlying asset at any time other than the averaging dates – The final price will be the arithmetic average of the official settlement price of the underlying asset on each of the averaging dates. Even if the official settlement price of the underlying asset appreciates prior to the averaging dates but then drops by the averaging dates, or appreciates in-between each averaging date but then drops by the next averaging date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the price of the underlying asset prior to such drop. Although the actual price of the underlying asset on the stated maturity date or at other times during the term of the Securities may be higher than the final price, the payment at maturity, if any, will be based solely on the arithmetic average of the official settlement price of the underlying asset on each of the averaging dates as compared to the initial price. Similarly, the final price, calculated based on the official settlement price of the underlying asset on each of the averaging dates, may be less than the official settlement price of the underlying asset on the final averaging date, and as a result, the payment at maturity, if any, you receive may be less than if it were based solely on the official settlement price of the underlying asset on the final averaging date.
♦	Market risk — The official settlement price for the underlying asset is the result of the supply of, and the demand for, the underlying asset and for the exchange traded futures contracts for the purchase or delivery of relevant nearby NYMEX-traded Light Sweet Crude Oil. Changes in the official settlement price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions such as the expected volatility of the price of Light Sweet Crude Oil, and of the prices of exchange-

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traded futures contracts for the purchase or delivery of Light Sweet Crude Oil, and a variety of economic, financial, political, regulatory, or judicial events. For additional information regarding the underlying asset, please see “Information about the Underlying Asset” below. You, as an investor in the Securities, should make your own investigation into the underlying asset and the commodity markets generally.
♦	The Securities are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Securities does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Securities are not traded on a regulated exchange and issued by a clearinghouse. See “— There may be little or no secondary market for the Securities” below. In addition, the proceeds to be received by UBS from the sale of the Securities will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore, an investment in the Securities does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.
♦	Fair value considerations.
o	The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price of the underlying asset, the volatility of the underlying asset, global supply and demand in the commodity markets generally and in the underlying asset specifically, prevailing interest rates, the term of the Securities, the composition of the underlying asset and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
♦	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Securities will develop. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS

5

Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

o	Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the price of the underlying asset; the volatility of the underlying asset; the global supply and demand of the commodity markets generally and the underlying asset specifically, the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Securities and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	The market value of the Securities may be influenced by unpredictable factors — The market value of your Securities may fluctuate between the date you purchase them and the final averaging date when the calculation agent will calculate your payment at maturity, if any. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the official settlement price of the underlying asset on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include, but are not limited to:
♦	the expected volatility of the price of light sweet crude oil (WTI), and of the prices of exchange-traded futures contracts for the purchase or delivery of light sweet crude oil (WTI);
♦	the time to maturity of the Securities;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	global supply and demand for oil generally and light sweet crude oil (WTI) specifically, and supply and demand for exchange-traded futures contracts for the purchase or delivery of light sweet crude oil (WTI);
♦	factors specific to light sweet crude oil (WTI) as a commodity, as discussed under “Changes in supply and demand in the market for light sweet crude oil (WTI) futures contracts may adversely affect the market value of, and any amount payable on, the Securities” herein;
♦	supply and demand for the Securities; and
♦	the creditworthiness of UBS.
♦	The historical performance of the underlying asset should not be taken as an indication of the future performance of the underlying asset during the term of the Securities — It is impossible to predict whether the official settlement price of the underlying asset will rise or fall. The official settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors as described in the preceding risk factor and the historical performance of the underlying asset should not be taken as an indication of the future performance of the underlying asset during the term of the Securities.
♦	The underlying asset is subject to legal and regulatory risks — Legal and regulatory changes could adversely affect the official settlement price of the underlying asset. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the official settlement price of the underlying asset, but any such action could cause unexpected volatility or instability in the commodities markets generally with a substantial and adverse effect on the performance of the underlying asset specifically and, consequently, on the value of, and any amount payable on, the Securities.
♦	Changes in law or regulations relating to commodity futures contracts could adversely affect the market value of, and any amount payable on, the Securities — Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. and U.K. is subject to ongoing modification by government and judicial action. The effect on the value of the Securities of any future regulatory change is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the Securities and may affect the value of, and any amount payable on, the Securities.
6

♦	The calculation agent can postpone the determination of the official settlement price or the final price, as applicable, if a disruption event occurs on the an averaging date — If the calculation agent determines that a disruption event has occurred or is continuing on an averaging date (including the final averaging date), such averaging date will be postponed until the first trading day on which no disruption event occurs or is continuing and the calculation agent will determine the official settlement price of the underlying asset on that day. In no event, however, will an averaging date for the Securities be postponed by more than ten trading days. If an averaging date is postponed to the last possible day, but a disruption event occurs or is continuing on that day, that last day will nevertheless be the affected averaging date and the official settlement price of the underlying asset will be determined by the calculation agent in the manner described under “Market Disruption Events” herein. If the final averaging date is postponed, the calculation agent will also postpone the maturity date for the Securities to maintain the same number of business days between such dates as existed prior to the postponement.
♦	Owning the Securities is not the same as purchasing the relevant nearby light sweet crude oil (WTI) futures contract or certain other related contracts directly — The return on your Securities will not reflect the return you would realize if you had actually purchased or took a short position in the underlying asset or light sweet crude oil directly, or any other exchange-traded or over-the-counter instruments based on light sweet crude oil. You will not have any rights that holders of such assets or instruments have. Even if the price of the underlying asset moves favorably during the term of the Securities, the market value of the Securities may not increase by the same amount and could decline.
♦	There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying asset will rise or fall and there can be no assurance that the final price will be equal to or greater than the downside threshold of 85% of the initial price. The price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors affecting it. You should be willing to accept the risks of owning commodities and commodity futures contracts in general and the underlying asset in particular, and the risk of losing some or all of your initial investment, possibly on an accelerated basis relative to the underlying asset.
♦	The Securities offer exposure to futures contracts and not direct exposure to physical commodities — The Securities will reflect a return based on the performance of the NYMEX-traded light sweet crude oil (WTI) futures contract and do not provide exposure to light sweet crude (WTI) oil spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that is linked to commodity spot prices.
♦	Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying asset and, as a result, the market value of, and any amount payable on, the Securities.
♦	Changes in supply and demand in the market for light sweet crude oil futures contracts may adversely affect the market value of, and any amount payable on, the Securities — The Securities are linked to the performance of futures contracts on light sweet crude oil (WTI). Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the official settlement price of the underlying asset will be determined by reference to the futures contract in respect of the first nearby month (except as provided under “Preliminary Terms — Underlying Asset”), the market value of, and any amount payable on, the Securities may be less than would otherwise be the case if the official settlement price of the underlying asset had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

♦	Suspension or disruptions of market trading in commodities and related futures may adversely affect the market value of, and any amount payable on, the Securities — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the official settlement price of the underlying asset, and therefore, the value of, and any amount payable on, the Securities.

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♦	The Securities may be subject to certain risks specific to light sweet crude oil (WTI) as a commodity — Light sweet crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the accompanying prospectus, the Securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility, which interrelate in complex and unpredictable ways. These factors may include, among others:
♦	changes in the level of industrial and commercial activity with high levels of energy demand;
♦	disruptions in the supply chain or in the production or supply of other energy sources;
♦	price changes in alternative sources of energy;
♦	adjustments to inventory;
♦	variations in production and shipping costs;
♦	costs associated with regulatory compliance, including environmental regulations; and
♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

♦	Potential UBS impact on the underlying asset — Trading or transactions by UBS or its affiliates in the underlying asset or light sweet crude oil, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or light sweet crude oil may adversely affect the market price of the underlying asset and, therefore, the market value of, and any amount payable on, the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying asset, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. For example, the calculation agent can postpone the determination of the official settlement price on an averaging date and the final price on the final averaging date, as applicable, if a disruption event affecting the underlying asset occurs or is continuing on that day. As UBS determines the economic terms of the Securities, including the upside gearing, maximum gain, maximum payment at maturity, downside threshold and downside gearing, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.
♦	The Securities are not bank deposits — An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfil the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Securities. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Securities) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS

8

that rank pari passu with, or even junior to, UBS’ obligations under the Securities. Consequently, holders of Securities may lose all of some of their investment in the Securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What are the Tax Consequences of the Securities?” herein.

9

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Term:	Approximately 4 years
Maximum Gain:	46.00%
Adjustment Factor:	0.85
Upside Gearing:	1.15
Initial Price:	$50
Downside Threshold:	$42.50 (85% of the Initial Price)
Downside Gearing:	1.6667
Range of Underlying Return:	-100% to 50%

Example 1: The Final Price is $65, an increase of 30% from the Initial Price of $50 and greater than the downside threshold of $42.50.

Because the final price is equal to or greater than the downside threshold of 85% of the initial price, and the product of (i) the underlying performance factor minus the adjustment factor and (ii) the upside gearing is greater than the maximum gain, the payment at maturity will limited to the maximum payment at maturity, calculated as follows:

$10 x (1 + the lesser of (a) [(Underlying Performance Factor – Adjustment Factor) x Upside Gearing] and (b) Maximum Gain)

= $10 × (1 + the lesser of (a) [(1.30 – 0.85) x 1.15] and (b) 46.00%)

= $10 x (1 + 0.460)

= $14.60 per Security (a 46.00% total return).

Example 2: The Final Price is $54.50, an increase of 9% from the Initial Price of $50 and greater than the downside threshold of $42.50.

Because the final price is equal to or greater than the downside threshold of 85% of the initial price, and the product of (i) the underlying performance factor minus the adjustment factor and (ii) the upside gearing is less than the maximum gain, the payment at maturity per Security will be calculated as follows:

$10 x (1 + the lesser of (a) [(Underlying Performance Factor – Adjustment Factor) x Upside Gearing] and (b) Maximum Gain)

= $10 × (1 + the lesser of (a) [(1.09 – 0.85) x 1.15] and (b) 46.00%)

= $10 x (1 + 0.276)

= $12.76 per Security (a 27.60% total return).

Example 3: The Final Price is $43.50, a decrease of 13% from the Initial Price of $50 and greater than the downside threshold of $42.50.

Because the final price is equal to or greater than the downside threshold of 85% of the initial price and the product of (a) (i) the underlying performance factor minus the adjustment factor and (ii) upside gearing is less than (b) the maximum gain, the payment at maturity per Security will be calculated as follows:

$10 x (1 + the lesser of (a) [(Underlying Performance Factor – Adjustment Factor) x Upside Gearing] and (b) Maximum Gain)

$10 × (1 + the lesser of (a) [(0.87 – 0.85) x 1.15] and (b) 46.00%)
= $10 x (1 + 0.023)

= $10.23 per Security (a 2.30% total return).

Example 4: The Final Price is $41, a decrease of 18% from the Initial Price of $50 and less than the downside threshold of $42.50.

Because the final price is less than the downside threshold of 85% of the initial price, the payment at maturity per Security will be less than the principal amount, calculated as follows:

$10 × the greater of (a) [1 - (Adjustment Factor - Underlying Performance Factor) x Downside Gearing] and (b) $0.00
= the greater of (a) $10 × [(1 - (0.85 - 0.82)) x 1.6667] and (b) $0.00
= $10 x (1 - 0.050) = $9.50 per Security (a 5.00% loss).

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Example 5: The Final Price is $21.50, a decrease of 57% from the Initial Price of $50 and less than the downside threshold of $42.50.

Because the final price is less than the downside threshold of 85% of the initial price, the payment at maturity per Security will be less than the principal amount, calculated as follows:

$10 × the greater of (a) [1 - (Adjustment Factor – Underlying Performance Factor) x Downside Gearing] and (b) $0.00
= $10 × the greater of (a) [(1 - (0.85 - 0.43)) x 1.6667] and (b) $0.00.
= $10 x (1 – 0.700)
= $3.00 per Security (a 70.00% loss).

Example 6: The Final Price is $12.50, a decrease of 75% from the Initial Price of $50 and less than the downside threshold of $42.50.

Because the final price is less than the downside threshold of 85% of the initial price, the payment at maturity per Security will be less than the principal amount, calculated as follows:

$10 × the greater of (a) [1 - (Adjustment Factor – Underlying Performance Factor) x Downside Gearing] and (b) $0.00
= $10 × the greater of (a) [(1 - (0.85 - 0.25)) x 1.6667] and (b) $0.00.

= $10 x (1 - 1.0000)
= $0.00 per Security (a 100.00% loss).

In the last two scenarios, because the final price is less than the downside threshold, you will suffer a percentage loss on your initial investment equal to the downside gearing of 1.6667 multiplied by the percentage that the final price is less than the initial price in excess of 15% and, in extreme situations, you could lose all of your initial investment. As shown in examples 5 and 6, due to the downside gearing of 1.6667, your percentage loss on the Securities may exceed the percentage decline in the underlying asset from the initial price to the final price. In no event will your payment at maturity be less than $0.00.

Underlying Asset		Payment and Return at Maturity
Final Price	Underlying Asset Change (as a % of initial Price)	Payment at Maturity	Security Total Return at Maturity
$75.00	50.00%	$14.600	46.000%
$70.00	40.00%	$14.600	46.000%
$65.00	30.00%	$14.600	46.000%
$62.50	25.00%	$14.600	46.000%
$60.00	20.00%	$14.025	40.250%
$55.00	10.00%	$12.875	28.750%
$52.50	5.00%	$12.300	23.000%
$50.00	0.00%	$11.725	17.250%
$47.50	-5.00%	$11.150	11.500%
$45.00	-10.00%	$10.575	5.750%
$42.50	-15.00%	$10.000	0.000%
$40.00	-20.00%	$9.167	-8.333%
$37.50	-25.00%	$8.333	-16.670%
$35.00	-30.00%	$7.500	-25.000%
$32.50	-35.00%	$6.667	-33.333%
$30.00	-40.00%	$5.833	-41.670%
$25.00	-50.00%	$4.167	-58.333%
$22.50	-55.00%	$3.332	-66.680%
$20.00	-60.00%	$2.500	-75.000%
$17.50	-65.00%	$1.667	-83.333%
$15.00	-70.00%	$0.833	-91.670%
$12.50	-75.00%	$0.000	-100.00%
$10.00	-80.00%	$0.000	-100.00%
$5.00	-90.00%	$0.000	-100.00%
$0.00	-100.00%	$0.000	-100.00%

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Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included on the following pages is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for the underlying asset. We obtained the closing level information set forth below from Bloomberg without independent verification. You should not take the historical prices of the underlying asset as an indication of future performance.

According to publicly available information, Light Sweet Crude Oil (WTI) is a blend of different streams of light crude oil. Light, sweet crudes are preferred by refiners because of their low sulfur content and relatively high yields of high-value products such as gasoline, diesel fuel, heating oil, and jet fuel. The futures contract is used as a principal international pricing benchmark. The contract trades in units of 1,000 barrels, and the delivery point is Cushing, Oklahoma, which is also accessible to the international spot markets via pipelines. The contract provides for delivery of several grades of domestic and internationally traded foreign crudes. The exchange lists 72 continuous monthly contracts.

In this document, when we refer to the official settlement price of the underlying asset, we mean the official U.S. dollar settlement price of Light Sweet Crude Oil (WTI) (expressed in dollars per barrel) for the relevant first nearby Light Sweet Crude Oil (WTI) Futures Contract, as traded on the NYMEX and displayed on Bloomberg under the symbol “CL1” <Comdty>. If an averaging date, due to a disruption event or otherwise, falls on or after the trading day prior to the first notice date for delivery of Light Sweet Crude Oil (WTI) under such futures contract or on or after the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract will be used.

The Light Sweet Crude Oil (WTI) Futures Contract is traded on the NYMEX. Additional information about the Light Sweet Crude Oil (WTI) Futures Contract is available at the following website: cmegroup.com/trading/energy/light-sweet-crude-oil.html. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. We have not conducted any independent review or due diligence of information contained in outside sources.

Historical Information

The following table sets forth the quarterly high low official settlement prices for the underlying asset as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The official settlement price of the underlying asset on January 3, 2019 was $47.09. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2015	3/31/2015	$53.53	$43.46	$47.60
4/1/2015	6/30/2015	$61.43	$49.14	$59.47
7/1/2015	9/30/2015	$56.96	$38.24	$45.09
10/1/2015	12/31/2015	$49.63	$34.73	$37.04
1/1/2016	3/31/2016	$41.45	$26.21	$38.34
4/1/2016	6/30/2016	$51.23	$35.70	$48.33
7/1/2016	9/30/2016	$48.99	$39.51	$48.24
10/1/2016	12/30/2016	$54.06	$43.32	$53.72
1/1/2017	3/31/2017	$54.45	$47.34	$50.60
4/1/2017	6/30/2017	$53.40	$42.53	$46.04
7/1/2017	9/30/2017	$52.22	$44.23	$51.67
10/1/2017	12/31/2017	$60.42	$49.29	$60.42
1/1/2018	3/31/2018	$66.14	$59.19	$64.94
4/1/2018	6/30/2018	$74.15	$62.06	$74.15
7/1/2018	9/30/2018	$74.14	$65.01	$73.25
10/1/2018	12/31/2018	$76.41	$42.53	$45.41
1/1/2019	1/3/2019*	$47.09	$46.54	$47.09
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
12

The graph below illustrates the performance of the underlying asset from January 1, 2009 through January 3, 2019, based on information from Bloomberg. The dotted line represents the downside threshold of $40.03, which is equal to 85% of the initial price. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

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What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

This discussion, other than the section below entitled “Non-U.S. Holders”, applies to you only if you are a U.S. Holder, the original investor in the Securities and you hold your Securities as capital assets within the meaning of Section 1221 of the Code for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a financial institution or a bank,
•	a regulated investment company or a real estate investment trust or a common trust fund,
•	a life insurance company,
•	a tax-exempt organization or an investor holding the securities in a tax-advantaged account (such as an “individual retirement account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,
•	a person that owns Securities as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Securities or a “wash sale” with respect to the Securities or the underlying asset, or
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Securities.

U.S. Tax Treatment. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying asset. If your Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. There may also be a risk that the IRS could assert that the Securities should not give rise to long-term capital gain or loss because the Securities offer, at least in part, short exposure to the underlying asset. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible alternative treatment under Section 1256 of the Code), such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above.

Alternative Treatments. The IRS, for example, might assert that Section 1256 of the Code should apply to your Securities. If Section 1256 of the Code were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or the relevant portion of the Securities had been sold for fair market value). The IRS might also assert that a rollover of the underlying asset could be treated as a taxable deemed exchange of the Securities for a “new” Security, in which case a U.S. Holder would recognize gain or loss (which may be short-term capital gain or loss and such loss may be subject to the “wash sale” rules) equal to the difference between the fair market value of the Security and the U.S. Holder’s tax basis in the Security at the time of the rollover of the underlying asset, and the U.S. Holder would begin a new holding period for the Security on the day following such rollover and take a new fair market value tax basis in the Security. Lastly, the IRS may assert that the Securities should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

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Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“reportable transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities generally should not be treated as a reportable transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a reportable transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Market Disruption Events

With respect to the underlying asset, the calculation agent will determine the official settlement price on each averaging date (including the final averaging date). If the calculation agent determines that, on any averaging date, a market disruption event has occurred or is continuing with respect to the underlying asset, such averaging date may be postponed by up to ten trading days. If such a postponement occurs, the calculation agent will determine the official settlement price by reference to the official settlement price on the first trading day following such date on which no market disruption event occurs or is continuing. If however, the affected averaging date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the official settlement price on such day. In such an event, the calculation agent will estimate the official settlement price for the underlying asset that would have prevailed in the absence of the market disruption event. If the calculation agent postpones the final averaging date (and therefore the determination of the final price), the calculation agent will also adjust the maturity date to maintain the same number of business days as existed prior to such postponement.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying asset, the calculation agent may waive its right to postpone an averaging date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the official settlement price of the underlying asset.

Any of the following will be a “market disruption event”, as determined by the calculation agent:

♦	the failure of Bloomberg to announce or publish the official settlement price for the underlying asset or the temporary discontinuance or unavailability of Bloomberg as a price source for such purpose;
♦	the official settlement price is not published for the underlying asset;
♦	a material suspension, absence or limitation of trading in the underlying asset on its relevant exchange, or in option contracts relating to the underlying asset in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);
♦	such underlying asset or option contracts relating to the underlying asset do not trade on what was, on the trade date, the relevant exchange for the underlying asset or the related exchange for those options;
♦	the relevant exchange for the underlying asset or the related exchange or quotation system, if any, for option contracts relating to the underlying asset fails to open for trading during its regular trading session;
♦	any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying asset on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying asset on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or
♦	any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to the Securities.

The following events will not be market disruption events:

♦	a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
♦	a decision to permanently discontinue trading in the option contracts relating to the underlying asset.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying asset, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying asset or option contracts related to the underlying asset, if available, by reason of any of:

♦	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,
♦	an imbalance of orders, or
♦	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying asset, the ICE or any successor thereto, and with respect to any successor commodity future (as defined under “Permanent Disruption Events; Alternative Method of Calculation” herein), the primary exchange or market of trading related to such successor commodity future, as determined by the calculation agent.

A postponement of one or more averaging dates due to a market disruption event will have no effect on any subsequent averaging dates.

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Permanent Disruption Events; Alternative Method of Calculation

Any of the following may be a “permanent disruption event” (and, together with a market disruption event a “disruption event”), as determined by the calculation agent:

♦	the permanent discontinuation or disappearance of trading in the underlying asset or the physical delivery of the commodity underlying the underlying asset;
♦	the permanent discontinuation or disappearance of option contracts relating to the underlying asset;
♦	the permanent discontinuance or unavailability of Bloomberg as a price source for such purpose; or
♦	the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in the underlying asset or the option contracts relating to the underlying asset.

If a permanent disruption event occurs, the calculation agent may replace the underlying asset with another commodity futures contract that the calculation agent determines to be comparable to the permanently disrupted underlying asset (a “successor commodity future”), then the official settlement price on each averaging date (including the final averaging date) will be determined by reference to the official settlement prices of such successor commodity future at the close of trading on such relevant exchange on each date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlying asset and the successor commodity future.

Upon any selection by the calculation agent of a successor commodity future, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Securities.

If there is a permanent disruption event with respect to the underlying asset or successor commodity future (in each case, an “underlying commodity”) prior to, and such discontinuation is continuing on, an averaging date (including the final averaging date) and the calculation agent determines that no successor commodity future is available at such time, then the calculation agent will determine the official settlement price on such averaging date for the underlying commodity; provided that, if the calculation agent determines that no successor commodity future exists for the discontinued underlying asset, the official settlement price on such averaging date for the underlying asset will be the settlement price that the calculation agent determines on the business day following the relevant date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying asset may adversely affect the value of the Securities.

Any of the following may be considered an “alternative method of calculation” with respect to the underlying commodity, as determined by the calculation agent:

♦	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant official settlement price of the underlying commodity;
♦	the occurrence since the trade date of a material change in the content, composition or constitution of the underlying commodity; or
♦	a modification in the reporting of the official settlement price for the underlying commodity such that it does not, in the opinion of the calculation agent, fairly represent the value of the underlying commodity.

If the calculation agent determines there is an alternative method of calculation for the underlying asset or successor commodity future, the calculation agent will, at the close of business in New York City on the relevant averaging date (including the final averaging date) for the underlying commodity, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Securities.

A postponement of one or more averaging dates due to a disruption event will have no effect on any subsequent averaging dates.

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Additional Terms of the Securities

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Securities, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Securities is accelerated, we will pay the default amount in respect of the principal of your Securities at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture (which is described in the accompanying prospectus), we will treat the outstanding principal amount of the Securities as the outstanding principal amount of the series of Securities constituted by that Security. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The default amount for your Securities on any day will be an amount, in U.S. dollars for the principal of your Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Securities. That cost will equal: (i) the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus (ii) the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Securities, which we describe below, the holders of your Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless: (i) no quotation of the kind referred to above is obtained; or (ii) every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by S&P Global, LLC, or any successor, or any other comparable rating then used by that rating agency; or (ii) P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

Any payment on your Securities at maturity will be made to accounts designated by you or the holder of your Securities and approved by us, or at the office of the trustee in New York City, but only when your Securities are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your Securities, we mean any day that is a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York City or London.

Trading Day

A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the primary exchange(s) or market(s) on which the underlying asset is listed or admitted for trading.

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Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the settlement date of your Securities without notice. The calculation agent will make all determinations regarding the payment at maturity, disruption events, business days, trading days, the default amount, the underlying return, the initial price, the downside threshold, the final price and all other determinations with respect to the Securities, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations by the calculation agent.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Security Offering	i
Additional Information about UBS and the Securities	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples and Return Table of the Securities at Maturity	10
Information About the Underlying Asset	12
What are the Tax Consequences of the Securities?	14
Market Disruption Events	16
Permanent Disruption Events; Alternative Method of Calculation	17
Additional Terms of the Securities	18
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	20

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS, Its
Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or
Payable in or Linked to an Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Capped In-Leverage Securities due on or about December 20, 2022

Preliminary Pricing Supplement dated January 4, 2019

(To Prospectus dated October 31, 2018)

UBS Investment Bank

UBS Financial Services Inc.